Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	March 29, 2004

For more information:

Investors:	Media:
(888) 901-7286	Tina Warren
(905) 863-6049	(905) 863-4702
investor@nortelnetworks.com	tinawarr@nortelnetworks.com

Nortel Networks Announces Waiver from Export Development Canada
Company Also Provides Update Regarding Timing of Q1 2004 Results Announcement and Shareholders’ Meeting

TORONTO – Nortel Networks* Corporation [NYSE/TSX: NT] today provided an update on certain activities related to the delay in the filing of its 2003 financial statements and those of its principal operating subsidiary Nortel Networks Limited (“NNL”). Nortel Networks will provide further updates as it moves through the process of filing its 2003 financial statements.

EDC Waiver

NNL has obtained a waiver from Export Development Canada (“EDC”) to permit continued access by NNL to the EDC performance-related support facility in accordance with its terms while the Company and NNL complete their filing obligations with the U.S. Securities and Exchange Commission (the “SEC”). As previously announced, both the Company and NNL will delay the filing of their respective annual reports on Form 10-K for the year ended December 31, 2003 (“2003 Form 10-K”) to a date beyond March 30, 2004.

The waiver will remain in effect until the earliest of certain events including:

•	the date that both NNL and the Company have filed their respective 2003 Form 10-K’s with the SEC;

•	May 29, 2004; or

•	if there is a breach of the representation given as of March 29, 2004 in the waiver related to the absence of any default under the Nortel Networks five-year credit facilities.

EDC may also suspend its obligation to issue NNL any additional support if events occur that have a material adverse effect on NNL’s business, financial position or results of operation. NNL and EDC have also agreed to amend the support facility to give EDC this suspension right beyond the waiver period. There can be no assurance that the Company or NNL will file its 2003 Form 10-K within the waiver period or if they fail to do so, that NNL would receive an extension of the waiver beyond its scheduled expiry date.

The waiver also applies to certain other potential breaches by NNL which may arise under the support facility in relation to the Company’s need to revise its previously announced unaudited results for the year ended December 31, 2003, and the results reported in certain of its quarterly reports for 2003, and to restate its previously filed financial results for one or more earlier periods.

The EDC support facility provides for up to US$300 million of committed support and US$450 million of uncommitted support and, as of December 31, 2003, there was approximately US$334 million of outstanding support under this facility.

First Quarter 2004 Results Announcement

The Company confirmed it plans to announce limited preliminary unaudited financial results for the first quarter of 2004 on April 29, 2004 and to hold a conference call to discuss its results after they are publicly announced.

Annual Shareholders’ Meeting

The Company also announced due to the delay in the filing of its 2003 financial statements, it is postponing its previously announced Annual Shareholders’ Meeting originally scheduled for April 29, 2004 to a later date. The new date will be announced, and the meeting will be held, as soon as practicable after the filing of the 2003 financial statements.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and any further restatement of its previously announced or filed financial results; the impact of the inability to meet Nortel Networks filing obligations on credit and support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal control; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; Nortel Networks ability to meet the financial covenants in its credit facilities; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations, Nortel Networks cash flows and compliance with financial covenants; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; risks associated with a consolidation of Nortel Networks common shares; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-end-

*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.